AMENDMENT TO THE
LISTED FUNDS TRUST CUSTODY AGREEMENT

THIS AMENDMENT to the Custody Agreement, dated as of April 25, 2019 (the “Agreement”), is entered into by and between LISTED FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following funds (“Funds”):
Overlay Shares Small Cap Equity ETF
Overlay Shares Municipal Bond ETF
Overlay Shares Large Cap Equity ETF
Overlay Shares Foreign Equity ETF
Overlay Shares Core Bond ETF

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement by adding Exhibit 4:
Exhibit 4 is hereby added and attached hereto.

This amendment will become effective upon the commencement of operations of the Funds. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written below.

LISTED FUNDS TRUST            U.S. BANK N.A.

By: /s/ Gregory C. Bakken____________        By: /s/ Jeanine M. Bajczyk_______________
Name: Gregory C. Bakken        Name: Jeanine M. Bajczyk_______________
Title: President        Title: Senior Vice President
Date: July 23, 2019        Date: July 25, 2019_____________________

EXHIBIT 3
to the Listed Funds Trust Custody Agreement

List of Funds and Fee Schedule at July2019

Name of Series

Overlay Shares Small Cap Equity ETF
Overlay Shares Municipal Bond ETF
Overlay Shares Large Cap Equity ETF
Overlay Shares Foreign Equity ETF
Overlay Shares Core Bond ETF
Base Fee for Domestic Custody Services
The following reflects the greater of the basis point fee or annual minimum1 where Liquid Strategies, LLC acts as Adviser to the fund in the Listed Funds Trust

Annual Minimum per Fund2            Basis Points on Trust AUM2
All Funds $[ ]            First $[ ]b [ ] bp
            Balance [ ] bp

1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.
Once a Fund is operational, should “The Adviser” terminate this service agreement with U.S. Bank, N.A. prior to the end of the initial contract period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe would owe U.S. Bank up to [ ])

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

Adviser’s Signature below acknowledges approval of the fee schedule (including base fee and additional fees) on this Exhibit.

Liquid Strategies, LLC

By: /S/ G. Bradley Ball_____________________________

Printed Name: G. Bradley Ball___________________

Title:___CEO_________________________    Date: July 19, 2019_____________

EXHIBIT 4 (continued) to the Listed Funds Trust Custody Agreement
Additional Global Sub-Custodial Services Annual Fee Schedule
Base Fee
A monthly base fee per fund will apply based on foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

▪	$[ ] foreign securities

▪
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Plus:
Global Custody Transaction Fees1
Global Custody transaction fees associate with Sponsor Trades2. (See schedule below)

▪	A transaction is defined as any purchase/sale, free receipt / free delivery, maturity, tender or exchange of a security.
Global Safekeeping and Transaction Fees
(See schedule below)
Tax Reclamation Services
Miscellaneous Expenses

▪	Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.

▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.

Fees are calculated pro rata and billed monthly

2“Sponsor trades” are defined as any trades put through the Portfolio, on behalf of the Fund by any portfolio manager/sub advisor and their affiliates authorized by the BOT to act on behalf of the Fund, outside of the create/redeem process. Cash-in-Lieu proceeds received as part of the create/redeem process, and their related transactions are not considered to be “Sponsor trades.”

EXHIBIT 4 (continued) to the Listed Funds Trust Custody Agreement
Additional Global Sub-Custodial Services Annual Fee Schedule
[ ]

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